Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Radius Health, Inc.

MPM Acquisition Corp.

and

RHI Merger Corp.

April 25, 2011

(cont.)

(cont.)

(cont.)

		Page

9.6	Waiver	44

9.7	Miscellaneous	44

9.8	Counterparts	44

9.9	Third Party Beneficiaries	44

9.10	Governing Law	44

9.11	Jurisdiction; Service of Process	44

9.12	Disclosure in Schedules	44

EXHIBITS

Exhibit A — Certificate of Merger

Exhibit B — MPMAC Certificate of Designation

Exhibit C — Letter of Transmittal

Exhibit D — Redemption Agreement

Exhibit E — Indemnity Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 25, 2011, by and among Radius Health, Inc., a Delaware corporation (“Radius”), MPM Acquisition Corp., a Delaware corporation (“MPMAC”), and RHI Merger Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of Radius, MPMAC and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into Radius with Radius as the surviving corporation (the “Merger”);

WHEREAS, MPMAC, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the Bylaws of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of Radius shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that MPMAC, Merger Sub and Radius will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Common Exchange Ratio” shall mean: One (1).

“Convertible Securities” shall have the meaning as set forth in Section 2.2(g) hereof.

“Copyrights” has the meaning ascribed thereto in Section 3.22(a).

“Delaware General Corporation Law” or “DGCL” shall mean Title 8, Chapter 1 of the Delaware Code, as amended.

“Dissenting Shares” shall have the meaning as set forth in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Intellectual Property” has the meaning ascribed thereto in Section 3.22(a).

“Indemnity Agreement” has the meaning ascribed thereto in Section 6.13.

“Know-How” has the meaning ascribed thereto in Section 3.22(a).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Letter of Transmittal” has the meaning ascribed thereto in Section 2.4(a).

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of MPMAC Common Stock and MPMAC Preferred Stock issuable in connection with the Merger to the holders of Radius Common Stock and Radius Preferred Stock, respectively, based on the Common Exchange Ratio and the Preferred Exchange Ratio, respectively.

“MPMAC Certificate of Designation” shall mean the certificate of designation setting forth all of the rights, preferences and other terms of the MPMAC Preferred Stock in substantially the form attached hereto as Exhibit B.

“MPMAC Common Stock” shall mean the common stock, par value $0.0001 per share, of MPMAC.

“MPMAC Financial Statements” shall have the meaning ascribed thereto in Section 4.5(b).

“MPMAC Form 10” shall have the meaning ascribed thereto in Section 4.5(a).

“MPMAC Insiders” shall have the meaning ascribed thereto in Section 4.11.

“MPMAC Intellectual Property” shall have the meaning ascribed thereto in Section 4.23.

“MPMAC Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.17.

“MPMAC Permits” shall have the meaning ascribed thereto in Section 4.12(b).

“MPMAC Preferred Stock” shall mean, collectively, the MPMAC Series A-1 Stock, the MPMAC Series A-2 Stock, MPMAC Series A-3 Stock, MPMAC Series A-4 Stock. MPMAC Series A-5 Stock and MPMAC Series A-6 Stock.

“MPMAC Previous Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“MPMAC Professional Fees” shall mean the aggregate amount of fees, costs and expenses of MPMAC’s attorneys, accountants and other service providers incurred by MPMAC on or prior to the Effective Date in connection with the preparation and negotiation of this

Agreement and the Redemption Agreement and the closing of the transactions contemplated hereby or thereby.

“MPMAC Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“MPMAC SEC Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“MPMAC Series A-1 Stock” shall mean the Series A-1 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“MPMAC Series A-2 Stock” shall mean the Series A-2 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“MPMAC Series A-3 Stock” shall mean the Series A-3 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“MPMAC Series A-4 Stock” shall mean the Series A-4 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“MPMAC Series A-5 Stock” shall mean the Series A-5 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“MPMAC Series A-6 Stock” shall mean the Series A-6 Preferred Stock, par value $0.0001 per share, of MPMAC contemplated by the MPMAC Certificate of Designations.

“Options” shall have the meaning as set forth in Section 2.2(f) hereof.

“Patents” has the meaning ascribed thereto in Section 3.22(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Preferred Exchange Ratio” shall mean: One-Tenth (0.1).

“Radius Common Stock” means the common stock, par value $0.01, of Radius.

“Radius Financial Statements” shall have the meaning as set forth in Section 3.12 hereof.

“Radius Insiders” shall have the meaning as set forth in Section 3.10 hereof.

“Radius Intellectual Property” shall have the meaning as set forth in Section 3.22 hereof.

“Radius Latest Balance Sheet” shall have the meaning as set forth in Section 3.16 hereof.

“Radius Permits” shall have the meaning as set forth in Section 3.11(b) hereof.

“Radius Plans” shall have the meaning as set forth in Section 3.19(a) hereof.

“Radius Preferred Stock” shall mean, collectively, the Radius Series A-1 Stock, the Radius Series A-2 Stock, Radius Series A-3 Stock, Radius Series A-4 Stock, Radius Series A-5 Stock and Radius Series A-6 Stock.

“Radius Returns” shall have the meaning as set forth in Section 3.8(a) hereof.

“Radius Series A-1 Stock” means the Series A-1 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Series A-2 Stock” means the Series A-2 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Series A-3 Stock” means the Series A-3 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Series A-4 Stock” means the Series A-4 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Series A-5 Stock” means the Series A-5 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Series A-6 Stock” means the Series A-6 Convertible Preferred Stock, par value $0.01, of Radius.

“Radius Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.8 hereof.

“Redemption Agreement” shall have the meaning ascribed thereto in Section 6.12.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite Radius Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stock Option Plan” shall have the meaning as set forth in Section 2.2(f) hereof.

“Stockholder Questionnaire” shall have the meaning ascribed thereto in Section 6.7.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.22(a).

“Warrants” shall have the meaning as set forth in Section 2.2(h) hereof.

ARTICLE II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Merger Sub will merge with and into Radius, and (ii) Radius will become a wholly-owned subsidiary of MPMAC. The term “Surviving Company” as used herein shall mean Radius, as a wholly-owned subsidiary of MPMAC after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.1          Effects of Merger.

(a)           From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, except that all references to the name of the Merger Sub shall be changed to refer to “Radius Health, Inc.” and the identity of the incorporator shall be deleted, and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)           MPMAC, Radius and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Radius or Merger Sub, the officers of the Surviving Company are fully authorized in the name of MPMAC, Radius and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c)           Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before May 13, 2011 (the “Closing Date”), at the offices of Bingham McCutchen LLP located at One Federal Street, Boston, MA 02110 or such other time and place as Radius and MPMAC mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.2          Effect on Radius Capital Stock and Merger Sub Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each share of Radius Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for one fully paid and nonassessable share of MPMAC Common Stock;

(b)           (i)            Each share of Radius Series A-1 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-1 Stock equal to one multiplied by the Preferred Exchange Ratio;

(ii)           Each share of Radius Series A-2 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-2 Stock equal to one multiplied by the Preferred Exchange Ratio;

(iii)          Each share of Radius Series A-3 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-3 Stock equal to one multiplied by the Preferred Exchange Ratio;

(iv)          Each share of Radius Series A-4 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-4 Stock equal to one multiplied by the Preferred Exchange Ratio;

(v)           Each share of Radius Series A-5 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-5 Stock equal to one multiplied by the Preferred Exchange Ratio; and

(vi)          Each share of Radius Series A-6 Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of MPMAC Series A-6 Stock equal to one multiplied by the Preferred Exchange Ratio;

(c)           All shares of Radius Common Stock and Radius Preferred Stock held at the Effective Time by Radius as treasury stock will be cancelled and extinguished and no payment will be made with respect to those shares;

(d)           Each share of Radius Common Stock and Radius Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or MPMAC, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(e)           All shares of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company;

(f)            MPMAC shall assume Radius’s 2003 Long-Term Incentive Plan, as amended (the “Stock Option Plan”) and all of Radius’s rights and obligations under the outstanding stock options to purchase shares of Radius Common Stock, pursuant to the Stock Option Plan, granted by Radius on or prior to the Effective Date, which stock options are disclosed in Schedule 2.2(f) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired (collectively the “Options”). The Options shall be assumed in accordance with the terms and conditions of the Stock Option Plan, except that, from and after the Effective Time: (i) all actions to be taken under the Stock Option Plan or the Options by the Board of Directors of Radius or a committee thereof shall be taken by the Board of Directors of MPMAC or a committee thereof, (ii) each Option shall evidence the right to purchase a number of shares of MPMAC Common Stock (rounded to the nearest whole share) equal to the number of shares of Radius Common Stock into which such Option is exercisable immediately prior to the Effective Date multiplied by the Common Exchange Ratio, (iii) the new option price for each share of MPMAC Common Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Common Exchange Ratio (rounded to the nearest cent) and (iv) all references in the Options and the Stock Option Plan to Radius and Radius Common Stock shall be deemed to be references to MPMAC and MPMAC Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii). Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an “incentive stock option” under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation § 1.425-1(a)(1)(i), the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation. MPMAC agrees to use its best efforts to take such other steps as are necessary to ensure that those Options which are deemed “incentive stock options” under Section 422 of the Code remain “incentive stock options;”

(g)           MPMAC shall assume the rights and obligations under Radius’s outstanding warrants listed in Schedule 2.2(g) hereof (the “Warrants”), if any, to purchase shares of Radius Common Stock or Radius Preferred Stock. The Warrants shall be assumed in accordance with their terms and conditions. Each Warrant shall, from and after the Effective Time, evidence the right to purchase a number of shares of MPMAC Common Stock or MPMAC Preferred Stock (rounded to the nearest whole share) equal to the number of shares of Radius Common Stock or Radius Preferred Stock into which such Warrant is exercisable immediately prior to the Effective Date multiplied by the Common Exchange Ratio or Preferred Exchange Ratio, as applicable. The new exercise price of the Warrants shall be determined by dividing the exercise price of the Warrants immediately prior to the Effective Date by the Common Exchange Ratio or Preferred Exchange Ratio, as applicable. All references in the Warrants to Radius and Radius Common Stock or Radius Preferred Stock, as the case may be, shall be deemed to be references to MPMAC and MPMAC Common Stock or MPMAC Preferred Stock, as the case may be, respectively, after giving effect to the adjustments pursuant to this Section.

2.3          Rights of Holders of Certificates Evidencing Radius Capital Stock.

(a)           On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Radius Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(d)) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of MPMAC Common Stock into which such shares of Radius Common Stock shall have been converted pursuant to Section 2.2(a) above. The record holder of each such outstanding certificate representing shares of Radius Common Stock, shall, after the Effective Date, be entitled to vote the shares of MPMAC Common Stock into which such shares of Radius Common Stock shall have been converted on any matters on which the holders of record of MPMAC Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Radius Common Stock, MPMAC may rely conclusively upon the record of stockholders maintained by Radius containing the names and addresses of the holders of record of Radius Common Stock on the Effective Date.

(b)           On and after the Effective Date, each share of Radius Preferred Stock outstanding immediately prior to the Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(d)), each of which shall be uncertificated as of the Effective Date, as recorded on the books and records of Radius, shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of MPMAC Preferred Stock into which such shares of Radius Preferred Stock shall have been converted pursuant to Section 2.2(b) above. Shares of the MPMAC Preferred Stock shall have the terms, rights and preferences substantially set forth in the Certificate of Designation. The record holder of each such share of Radius Preferred Stock, shall, after the Effective Date, be entitled to vote the shares of MPMAC Preferred Stock into which such shares of Radius Preferred Stock shall have been converted on any matters on which the holders of record of MPMAC Preferred Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to the ownership of Radius Preferred Stock, MPMAC may rely conclusively upon the record of stockholders maintained by Radius containing the names and addresses of the holders of record of Radius Preferred Stock on the Effective Date.

2.4          Procedure for Exchange of Radius Capital Stock.

(a)           After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Radius Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(d)), upon surrender of such certificates together with the delivery of a letter of transmittal in the form of Exhibit C hereto (the “Letter of Transmittal”) duly completed and validly executed in accordance with the instructions thereto to the Secretary of MPMAC, shall be entitled to receive certificates representing the number of shares of MPMAC Common Stock into which shares of Radius Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. MPMAC shall not be obligated to deliver any such shares of MPMAC Common Stock to which any former holder of shares of Radius Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Radius Common Stock shall be cancelled. No certificates or scrip representing fractional shares of MPMAC Common Stock or MPMAC Preferred Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation.  Upon surrender of Radius Common Stock or Radius Preferred Stock, as the case may be, each holder of a fractional MPMAC Common Stock or MPMAC Preferred Stock interest that would have been issued in the Merger but for the foregoing sentence shall be paid by MPMAC an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share MPMAC Common Stock or MPMAC Preferred Stock interests, as applicable, then held by such holder) would otherwise be entitled, by (ii) $8.142. If there is a transfer of Radius Common Stock ownership which is not registered in the transfer records of Radius, a certificate representing the proper number of shares of MPMAC Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of MPMAC, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of MPMAC Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of MPMAC that such Tax has been paid or is not applicable, and (z) the issuance of such MPMAC Common Stock shall not, in the sole discretion of MPMAC, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of MPMAC Common Stock that will result from the Merger.

(b)           For each outstanding share of Radius Preferred Stock recorded on the books and records of Radius immediately prior to Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2(d)), MPMAC shall record in its books and records, immediately after the Effective Time (or as soon thereafter as reasonably practicable), in the respective name of such holder as set forth in the Radius books and records, the number of shares of MPMAC Preferred Stock into which the shares of Radius Preferred Stock are exchangeable as provided in Section 2.2(b) hereof. Upon surrender of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto to the Secretary of MPMAC, holders of Radius Preferred Stock shall be entitled to receive certificates representing the number of shares of MPMAC Preferred Stock into which shares of Radius Preferred Stock are exchangeable as provided in Section 2.2(b) hereof. If there is a transfer of Radius Preferred Stock ownership which is not registered in the transfer records of Radius, the proper number of shares of MPMAC Preferred Stock subject to such transfer may be recorded in the name of a person other than the person in whose name the shares so surrendered are registered if: (x) upon presentation to the Secretary of MPMAC, the transfer of such shares shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of MPMAC Preferred Stock to a person other than the registered holder of such shares or establish to the reasonable satisfaction of MPMAC that such Tax has been paid or is not applicable, and (z) the issuance of such MPMAC Preferred Stock shall not, in the sole discretion of MPMAC, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of MPMAC Preferred Stock that will result from the Merger.

(c)           All shares of MPMAC Common Stock and MPMAC Preferred Stock issued upon the surrender for exchange of Radius Common Stock and Radius Preferred Stock, respectively, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Radius Common Stock and Radius Preferred Stock, respectively.

(d)           Any shares of MPMAC Common Stock or MPMAC Preferred Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by MPMAC of a written opinion of counsel for the holder reasonably satisfactory to MPMAC to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of MPMAC Common Stock and MPMAC Preferred Stock, as applicable, issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR

“BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(e)           In the event any certificate for Radius Common Stock or any certificate or similar instrument evidencing Radius Preferred Stock, Options, Warrants or Convertible Securities shall have been lost, stolen or destroyed, MPMAC shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the MPMAC Common Stock or MPMAC Preferred Stock, as applicable, as may be required pursuant to this Agreement; provided, however, that MPMAC, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against MPMAC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5          Dissenting Shares.  Shares of capital stock of Radius held by stockholders of Radius who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of MPMAC Common Stock or MPMAC Preferred Stock, as applicable, pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from MPMAC shares of MPMAC Common Stock or MPMAC Preferred Stock, as applicable, as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6          Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of Radius immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Company.

2.7          Directors and Officers of MPMAC.  At the Closing, the Board of Directors of MPMAC shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of MPMAC to seven (7) persons; (ii) elect to the Board of Directors of MPMAC the persons who were directors of Radius immediately prior to the Closing; and (iii) appoint as the officers of MPMAC those who were the officers of Radius immediately prior to the Closing, or, in either case with regard to clauses (ii) and (iii), such other persons designated by Radius. All of the persons serving as directors of MPMAC immediately prior to the Closing and will not continue in such capacity after the Closing shall resign immediately following the election of the new directors, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, MPMAC shall take all action reasonably requested by Radius, but consistent with the Certificate of Incorporation and Bylaws of MPMAC, that is reasonably necessary to effect any such election or appointment of the designees of Radius to MPMAC’s Board of Directors, including promptly hereafter mailing to MPMAC’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Radius shall supply MPMAC all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.7 are in addition to and shall not limit any rights which Radius or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of MPMAC as a matter of law with respect to the election of directors or otherwise. Immediately after the Effective Time, the newly-constituted board of directors of MPMAC will appoint the officers of Radius immediately prior to the Effective Time as the officers of MPMAC. The newly-appointed directors and officers of MPMAC shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of MPMAC and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RADIUS

Radius hereby represents and warrants to MPMAC and Merger Sub as follows:

3.1          Organization and Qualification.  Radius is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of Radius that have been made available to MPMAC prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Radius is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Radius or the Surviving Company.

3.2          Authority Relative to this Agreement; Non-Contravention.  The execution and delivery of this Agreement by Radius and the consummation by Radius of the transactions contemplated hereby have been duly authorized by the Board of Directors of Radius and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of a majority of votes that holders of the outstanding shares of Radius Common Stock and Radius Preferred Stock, as applicable, are entitled to cast (the “Requisite Radius Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of Radius are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Radius and, assuming it is a valid and binding obligation of MPMAC and Merger Sub, constitutes a valid and binding obligation of Radius enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and filing of Form D with the Securities and Exchange Commission, and (y) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Radius for the consummation by Radius of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Radius or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3          No Conflicts.  Radius is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Radius or the Surviving Company.

3.4          Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of Radius as of the date hereof are correctly set forth in Schedule 3.4(a). The issued and outstanding shares of capital stock of Radius are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Radius’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described in Schedule 3.4(a), Radius has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Radius and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Radius any shares of capital stock or other securities of Radius of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Radius to repurchase or otherwise acquire any shares of its capital stock.

(b)           Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of Radius Common Stock and Radius Preferred Stock and the number of shares of Radius Common Stock and Radius Preferred Stock, respectively, each of them holds and the names of all holders of options, warrants, convertible securities, exchangeable securities and other rights entitling the holder thereof to purchase equity of Radius and the number of shares of Radius Common Stock, Radius Preferred Stock or other equity security underlying each such option, warrant, convertible security, exchangeable security and other right.

(c)           Radius does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement, Radius is not a party to, and, to Radius’s Knowledge, there do not exist, except as set forth in the Stockholders Agreement, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Radius.

3.5          Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Radius, threatened against Radius or its officers, directors, employees or Affiliates, or the nominees for officer or director of MPMAC after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Radius, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Radius or its officers, directors, employees or affiliates, individually or in the aggregate. Radius is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6          No Brokers or Finders.  Neither Radius nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7          Subsidiaries.  Radius does not have, and on the Effective Date will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity.

3.8          Tax Matters.

(a)           (i) Except as set forth in Schedule 3.8, Radius has timely filed or sent (or has had timely filed or sent on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Radius Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any applicable Taxing authority; (ii) all such Radius Returns are complete and accurate in all material respects; (iii) Radius has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it; (iv) Radius has established on the Radius Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) Radius has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To Radius’s Knowledge, there are no liens for Taxes upon any assets of Radius, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to Radius’s Knowledge, proposed against Radius that has not been finally resolved or that is not being contested in good faith. Except as disclosed in Schedule 3.8, no waiver, extension or comparable consent given by Radius regarding the application of the statute of limitations with respect to any Taxes or Radius Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.8, there is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Radius Returns nor has there been any notice to Radius by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Radius, is any such Tax audit or other proceeding threatened with regard to any Taxes or Radius Returns.

(d)           Except as set forth in Schedule 3.8, Radius has not requested any extension of time within which to file any Radius Return, which return has not since been filed.

3.9          Contracts and Commitments.

(a)           Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Radius is a party, which are currently in effect, and which relate to the operation of Radius’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase or stock option plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) contract, agreement or understanding relating to the voting of Radius Common Stock or Radius Preferred Stock, or the election of directors of Radius; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Radius; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which Radius is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (ix) lease or agreement under which Radius is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (x) contract which prohibits Radius from freely engaging in business anywhere in the world; (xi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Radius in connection with the intellectual property rights listed in Schedule 3.22(b) hereto; (xii) contract or commitment for capital expenditures in excess of

$10,000; (xiii) agreement for the sale of any capital asset; (xiv) contracts, understandings, arrangements or commitments with respect to the acquisition and/or use by Radius of Intellectual Property of others or by others of Intellectual Property of Radius; or (xv) other agreement which is either material to Radius’s business or was not entered into in the ordinary course of business.

(b)           To Radius’s Knowledge, Radius has performed all material obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed in Schedule 3.9 hereto; Radius has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed in Schedule 3.9 hereto; and Radius has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed in Schedule 3.9 hereto.

3.10        Affiliate Transactions.  Except as set forth in Schedule 3.10 hereto, and other than pursuant to this Agreement, no officer, director or employee of Radius, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Global or Capital Markets or in an over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such persons) (collectively “Radius Insiders”), has any agreement with Radius (other than normal employment arrangements set forth in Schedule 3.9) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Radius (other than ownership of capital stock of Radius). Except as set forth in Schedule 3.10, Radius is not indebted to any Radius Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Radius Insider is indebted to Radius (except for cash advances for ordinary business expenses). None of the Radius Insiders has any direct or indirect interest in any competitor, supplier or customer of Radius or in any person, firm or entity from whom or to whom Radius leases any property, or in any other person, firm or entity with whom Radius transacts business of any nature. For purposes of this Section 3.10, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.11        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Radius or the Surviving Company, Radius and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Radius, and Radius has not received any notice, alleging a violation of any such laws, regulations or other requirements. Radius is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to MPMAC after it acquires Radius’s properties, assets and business.

(b)           Radius has obtained all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), that are necessary to the conduct of its operations and business, except where the failure to have any such license, permit or certificate would not reasonably be expected to have a Material Adverse Effect on Radius or the Surviving Company.

3.12        Financial Statements.  Radius has made available to MPMAC audited balance sheets of Radius as of December 31, 2008 and 2009 and an unaudited balance sheet as of December 31, 2010, and the related statements of income, changes in stockholders’ equity, and cash flows of Radius for the years then ended and from the inception of Radius to such date (the “Radius Financial Statements”) and its unaudited balance sheet as of February 28, 2011 and the related unaudited statements of income, change in stockholders’ equity and cash flows of Radius for the two-month period then ended (the “Radius Interim Statements”). The Radius Financial Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Radius as of the dates of and for the periods referred to in the Radius Financial Statements and the Radius Interim Statements, respectively.

3.13        Books and Records.  The books of account, minute books, stock record books, and other records of Radius, complete copies of which have been made available to MPMAC, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radius or the Surviving Company. At the Closing, all of Radius’s records will be in the possession of Radius.

3.14        Real Property.  Radius does not own any real property. Schedule 3.14 contains an accurate list of all leaseholds and other interests of Radius in any real property. Radius has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Radius’s business.

3.15        Insurance.  The insurance policies owned and maintained by Radius that are material to Radius are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Radius is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Radius has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.16        No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of Radius at February 28, 2011 (the “Radius Latest Balance Sheet”), Radius has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen after the date of the Radius Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), or (ii) liabilities under this Agreement.

3.17        Environmental Matters.  None of the operations of Radius involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.18        Absence of Certain Developments.  Except as disclosed on Schedule 3.18 or in the Radius Financial Statements or as otherwise contemplated by this Agreement, since the date of the Radius Latest Balance Sheet, Radius has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Radius or the Surviving Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Radius’s obligations pursuant to this Agreement, (iii) any material change by Radius in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Radius or any redemption, purchase or other acquisition of any of Radius’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Radius, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Radius, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Radius, (vii) any amendment to the Certificate of Incorporation or Bylaws of Radius, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Radius, (x) purchase, sale, assignment or transfer of any material assets by Radius, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Radius, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Radius or the Surviving Company, or (z) cancellation, compromise, release or waiver by Radius of any rights of material value or any material debts or claims, (ix) any incurrence by Radius of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Radius, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Radius is a party or by which it is bound, (xiii) entry by Radius into any loan or other transaction with any officers, directors or employees of Radius, (xiv) any charitable or other capital contribution by Radius or pledge therefore, (xv) entry by Radius into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Radius to do any of the things described in the preceding clauses (i) through (xv).

3.19        Employee Benefit Plans.

(a)           Schedule 3.19(a) lists all (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of Radius, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Radius, in the case of a plan described in (i) or (ii) above, that is currently maintained by Radius or with respect to which Radius has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Radius Plans”). Radius has heretofore made available to MPMAC true and complete copies of the Radius Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)           No Radius Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)           There is no proceeding pending or, to Radius’s Knowledge, threatened against the assets of any Radius Plan or, with respect to any Radius Plan, against Radius other than proceedings that would not reasonably be expected to result in a material liability, and to Radius’s Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Radius Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d)           Each of the Radius Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)           Each of the Radius Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)            Except as set forth in Schedule 3.19(f), no director, officer, or employee of Radius will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Radius Plan solely as a result of consummation of the transactions contemplated by this Agreement. No director of officer or control person of MPMAC prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the Radius Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

3.20        Employees.

(a)           Schedule 3.20 lists the following information for each employee and each director of Radius as of the date of this Agreement, including each employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) current annual base salary or annualized wages; and (iv) cash bonus compensation earned during 2009 and 2010.

(b)           Except as otherwise set forth in Schedule 3.20, or as contemplated by this Agreement, to the Knowledge of Radius, (i) neither any executive employee of Radius nor any group of Radius’s employees has any plans to terminate his, her or its employment; (ii) Radius has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Radius nor is Radius aware of any facts that would give rise to such a claim; (iv) to the Knowledge of Radius, no employee of Radius is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Radius; (v) no employee or former employee of Radius has any claim with respect to any intellectual property rights of Radius set forth in Schedule 3.22(b) hereto; and (vi) there is no reasonable basis for any of the events described in the preceding clauses (i) - (v).

3.21        Proprietary Information and Inventions.  Each current Radius employee, consultant, and advisory board member is party to either a non-disclosure agreement in the form attached as Schedule 3.21 or other agreement relating to employment with Radius and containing comparable non-disclosure provisions. To Radius’s Knowledge, no current or former Radius employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To Radius’s Knowledge, no current Radius employee, consultant or advisory board member who is party to an alternative employment agreement with Radius has breached the non-disclosure provisions of that agreement.

3.22        Intellectual Property.

(a)           Except as set forth in Schedule 3.22(a), to its Knowledge, Radius owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Radius Intellectual Property”):

(i)            patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)           registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)          registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)          trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”);

(v)           software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b)           Set forth in Schedule 3.22(b) is a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by or licensed by or to, Radius. Schedule 3.22(b), including a complete and accurate list of all Persons from which or to which Radius licenses any material Intellectual Property.

(c)           To its Knowledge, Radius has exclusive rights to the Radius Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses except those set forth in Schedule 3.22(c) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000. No Copyright registration, Trademark registration, or Patent set forth in Schedule 3.22(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Radius’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)           Except as set forth in Schedule 3.22(d), to Radius’s Knowledge (1) neither the conduct of Radius’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Radius Intellectual Property by any Person. Except as set forth in Schedule 3.22(a) and Schedule 3.22(c), there are no claims pending or, to Radius’s Knowledge, threatened (1) alleging that Radius’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the Radius Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Radius Intellectual Property.

(e)           Radius has not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Radius Intellectual Property other than as part of the license agreements listed in Schedule 3.22(b) or set forth in Schedule 3.22(c).

(f)            Except as set forth in Schedule 3.22(f), Radius is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Radius Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Radius or the Surviving Company.

3.23        Tax-Free Reorganization.  Neither Radius nor, to Radius’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.24        Vote Required.  The Requisite Radius Stockholder Vote is the only vote of the holders of any class or series of Radius capital stock necessary to approve the Merger.

3.25        Full Disclosure.  The representations and warranties of Radius contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Radius has Knowledge that has not been disclosed to MPMAC pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Radius or the Surviving Company or materially adversely affect the ability of Radius to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MPMAC AND MERGER SUB

MPMAC and Merger Sub hereby represent and warrant to Radius as follows:

4.1          Organization and Qualification.  MPMAC and Merger Sub each are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Certificate of Incorporation and Bylaws of MPMAC and Merger Sub that have been made available to Radius on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. MPMAC and Merger Sub are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MPMAC or Merger Sub, respectively.

4.2          Authority Relative to this Agreement; Non-Contravention.  Each of MPMAC and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by MPMAC and Merger Sub, and the consummation by MPMAC and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of MPMAC and Merger Sub. Subject only to the adoption of this Agreement by MPMAC as the sole stockholder of Merger Sub, with respect to which MPMAC will take appropriate action promptly following the date hereof, no further corporate proceedings on the part of MPMAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by MPMAC. This Agreement has been duly executed and delivered by MPMAC and Merger Sub and, assuming it is a valid and binding obligation of Radius, constitutes a valid and binding obligation of MPMAC and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission and (y) the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of MPMAC or Merger Sub for the consummation by MPMAC or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on MPMAC or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3          No Conflicts.  Neither MPMAC nor Merger Sub is subject to, or obligated under, any provision of (a) their respective Certificates of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on MPMAC or Merger Sub.

4.4          Capitalization.

(a)           As of the date hereof, MPMAC is, and on the Effective Date will be, authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 shares of common stock and no shares of preferred stock are currently issued and outstanding. The issued and outstanding shares of capital stock of MPMAC are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to MPMAC’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. MPMAC has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by MPMAC and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MPMAC any shares of capital stock or other securities of MPMAC of any kind, and there will not be any such agreements prior to or on the Effective Date.  Immediately prior to the execution of this Agreement, MPMAC and each person holding shares of MPMAC Common Stock on the date hereof (the “MPMAC Stockholders”) have entered into an agreement in the form attached hereto as Exhibit D (the “Redemption Agreement”) pursuant to which MPMAC will redeem all shares of MPMAC Common Stock held by the MPMAC Stockholders in exchange for aggregate consideration of $50,000.  The redemption of such shares shall become effective concurrently with the Effective Time.  Other than the shares of MPMAC Common Stock and MPMAC Preferred Stock comprising the Merger Consideration, upon the consummation of such redemption, there will be no other shares of MPMAC Common Stock or MPMAC Preferred Stock outstanding.  There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MPMAC to repurchase or otherwise acquire any shares of its capital stock other than the Redemption Agreement.

(b)           MPMAC is not a party to, and, to MPMAC’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of MPMAC.

(c)           The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by MPMAC. The issued and outstanding shares of capital stock of Merger Sub are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to MPMAC’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

4.5          Exchange Act Reports; Financial Statements.

(a)           Since the filing of MPMAC’s Registration Statement on Form 10 on April 16, 2008 (the “MPMAC Form 10”), MPMAC has timely filed all reports, forms and documents that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act (together with the MPMAC Form 10, the “MPMAC Previous Filings”).  MPMAC shall notify Radius promptly of the filing of any additional forms, reports or documents with the SEC by MPMAC after the date hereof and prior to the Effective Time (together with the MPMAC Previous Filings, the “MPMAC SEC Filings”). As of their respective filing dates, each of the MPMAC SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b)           The financial statements (including footnotes thereto) included in or incorporated by reference into the MPMAC SEC Filings (the “MPMAC Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The MPMAC Financial Statements fairly present the financial condition of MPMAC as of the dates thereof and results of operations for the periods referred to therein (subject, in the case of unaudited MPMAC Financial Statements, to normal recurring year-end adjustments).  There has been no change in MPMAC accounting policies except as described in the notes to the MPMAC Financial Statements.

4.6          Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of MPMAC, threatened against MPMAC, Merger Sub, or MPMAC’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of MPMAC, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving MPMAC, Merger Sub, or MPMAC’s officers, directors, or employees, individually or in the aggregate. Neither MPMAC nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7          Subsidiaries.  Merger Sub is MPMAC’s only subsidiary, direct or indirect. MPMAC owns all of the outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances.

4.8          No Brokers or Finders.  None of MPMAC or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9          Tax Matters.

(a)           (i) MPMAC has timely filed or sent (or has had timely filed or sent on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“MPMAC Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any applicable Taxing authority; (ii) all such MPMAC Returns are complete and accurate in all material respects; (iii) MPMAC has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it; (iv) MPMAC has established on the MPMAC Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) MPMAC has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To MPMAC’s Knowledge, there are no liens for Taxes upon any assets of MPMAC, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to MPMAC’s Knowledge, proposed against MPMAC that has not been finally resolved or that is not being contested in good faith. No waiver, extension or comparable consent given by MPMAC regarding the application of the statute of limitations with respect to any Taxes or MPMAC Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or MPMAC Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to MPMAC by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of MPMAC, is any such Tax audit or other proceeding threatened with regard to any Taxes or MPMAC Returns. MPMAC does not expect the assessment of any additional Taxes of MPMAC for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of MPMAC which would exceed the estimated reserves established on its books and records.

(d)           MPMAC is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by MPMAC not to be deductible (in whole or in part) under Section 280G of the Code. MPMAC is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by MPMAC with respect to Taxes. MPMAC is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. MPMAC has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. MPMAC will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). MPMAC has no property, sales or payroll in any state creating a Tax nexus. No claim has ever been made by a Taxing authority in a jurisdiction where MPMAC does not currently file MPMAC Returns that MPMAC is or may be subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of MPMAC. MPMAC has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. MPMAC is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

(e)           MPMAC has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)            MPMAC has not requested any extension of time within which to file any MPMAC Return, which return has not since been filed.

4.10        Contracts and Commitments.  Except as contemplated herein, MPMAC is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to MPMAC or its business.

4.11        Affiliate Transactions.  No officer, director or employee of MPMAC, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Stock Market, or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “MPMAC Insiders”), has any agreement with MPMAC or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MPMAC. MPMAC is not indebted to any MPMAC Insider (except for reimbursement of ordinary business expenses) and no MPMAC Insider is indebted to MPMAC (except for cash advances for ordinary business expenses). No MPMAC Insider has any direct or indirect interest in any competitor, supplier or customer of MPMAC or in any person, firm or entity from whom or to whom MPMAC leases any property, or in any other person, firm or entity with whom MPMAC transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee. Affiliates of MPMAC are stockholders of Radius as indicated in Schedule 3.4(b).

4.12        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on MPMAC, MPMAC and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against MPMAC, and MPMAC has not received any notice, alleging a violation of any such laws, regulations or other requirements. MPMAC is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Radius after it acquires MPMAC’s properties, assets and business.

(b)           MPMAC has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13        Validity of the MPMAC Capital Stock.  The shares of MPMAC Common Stock and MPMAC Preferred Stock to be issued to holders of Radius Common Stock or Radius Preferred Stock, respectively, pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

4.14        Books and Records.  The books of account, minute books, stock record books, and other records of MPMAC, complete copies of which have been made available to Radius, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MPMAC. At the Closing, all of MPMAC’s records will be in the possession of MPMAC.

4.15        Real Property.  MPMAC does not own or lease any real property.

4.16        Insurance.  MPMAC does not own or maintain any insurance policies.

4.17        No Undisclosed Liabilities.  Except as reflected in the unaudited consolidated balance sheet of MPMAC at [December 31, 2010] included in MPMAC’s Annual Report on Form 10-K for the year ended as on such date (the “MPMAC Latest Balance Sheet”), MPMAC has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the MPMAC Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability) and except for no more than $10,000 of MPMAC Professional Fees.

4.18        Environmental Matters.  None of the operations of MPMAC involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.19        Absence of Certain Developments.  Except as disclosed in the MPMAC SEC Filings or as otherwise contemplated by this Agreement, since the date of the MPMAC Latest Balance Sheet, MPMAC has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on MPMAC, (ii) any event that would reasonably be expected to prevent or materially delay the performance of MPMAC’s obligations pursuant to this Agreement, (iii) any material change by MPMAC in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of MPMAC or any redemption, purchase or other acquisition of any of MPMAC’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of MPMAC, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of MPMAC, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by MPMAC, (vii) any amendment to the Certificate of Incorporation or Bylaws of MPMAC, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by MPMAC, (x) purchase, sale, assignment or transfer of any material assets by MPMAC, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of MPMAC, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on MPMAC, or (z) cancellation, compromise, release or waiver by MPMAC of any rights of material value or any material debts or claims, (ix) any incurrence by MPMAC of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of MPMAC, (xi) entry by MPMAC into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which MPMAC is a party or by which any of them is bound, (xiii) entry by MPMAC into any loan or other transaction with any officers, directors or employees of MPMAC, (xiv) any charitable or other capital contribution by MPMAC or pledge therefore, (xv) entry by MPMAC into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by MPMAC to do any of the things described in the preceding clauses (i) through (xv).

4.20        Employee Benefit Plans.

(a)           MPMAC does not have any (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of MPMAC, in the case of a plan described in (i) or (ii) above, that is currently maintained by MPMAC or with respect to which MPMAC has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)           No director, officer, or employee of MPMAC will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.21        Employees.  Except as disclosed in the MPMAC SEC Filings, MPMAC has no employees.

4.22        Proprietary Information and Inventions.  No current MPMAC employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with MPMAC containing comparable non-disclosure provisions.

4.23        Intellectual Property.

(a)           MPMAC does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “MPMAC Intellectual Property”).

(b)           To MPMAC’s Knowledge, MPMAC is not infringing upon the proprietary rights of any Person. There are no claims pending or, to MPMAC’s Knowledge,

threatened alleging that MPMAC is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)           MPMAC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on MPMAC.

4.24        Tax Free Reorganization.  Neither MPMAC nor, to MPMAC’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.25        Full Disclosure.  The representations and warranties of MPMAC and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which MPMAC or Merger Sub has Knowledge that has not been disclosed to Radius pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on MPMAC or Merger Sub, or materially adversely affect the ability of MPMAC or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1          Conduct of Business by MPMAC and Merger Sub.  From the date of this Agreement to the Effective Date, unless Radius shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither MPMAC nor Merger Sub shall, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of MPMAC, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of MPMAC, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of MPMAC’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and MPMAC’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of MPMAC securities outstanding on the date of this Agreement or payment of stock dividends, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended MPMAC Returns.

5.2          Conduct of Business by Radius.  From the date of this Agreement to the Effective Date, unless MPMAC shall otherwise agree in writing or except as set forth in Schedule 5.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, Radius shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Radius, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Radius, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Radius’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Radius’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with exercise or conversion of Radius options or warrants outstanding on the date of this Agreement or the issuance of options authorized under the Stock Option Plan on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Radius Return.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1          Governmental Filings.  Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2          Expenses.  Except as otherwise provided in this Agreement, all reasonable and documented costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Radius.

6.3          Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Closing Date, Radius and MPMAC shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           Radius and MPMAC agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)           In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by MPMAC with the SEC under cover of Form 8-K.

(d)           Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither MPMAC nor Radius nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)            is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)           was available to such party on a non-confidential basis prior to its disclosure;

(iii)          becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)          developed by such party independently of any disclosure by the other party; or

(v)           is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)           MPMAC and Radius each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4          Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income Tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as such a reorganization within the meaning of Code Section 368(a). Each of Radius and MPMAC and their respective Affiliates agree to provide the customary representations, assumptions and qualifications regarding the treatment of the Merger and this Agreement as a reorganization within the meaning of Section 368(a) of the Code.

6.5          Press Releases.  Radius and MPMAC shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6          Securities Reports.  MPMAC shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. MPMAC agrees to provide to Radius copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

6.7          Private Placement.  Each of Radius and MPMAC shall take all necessary action on its part such that the issuance of the Merger Consideration to Radius stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, Radius shall (1) provide each Radius stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both MPMAC and Radius (a “Stockholder Questionnaire”) and (2) use its commercially reasonably best efforts to cause each Radius stockholder to truthfully attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both MPMAC and Radius to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

6.8          Radius Stockholders’ Meeting; Materials to Stockholders.

(a)           Radius shall, in accordance with Section 251 of the DGCL and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of Radius Stockholders (the “Radius Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. Alternatively, Radius shall use its best efforts to obtain, in lieu of holding the Radius Stockholder Meeting, the written consent of the number of Radius stockholders necessary under its Certificate of Incorporation, Bylaws and the DGCL to approve this Agreement and the Merger.

(b)           Radius shall as promptly as practicable following the date of this Agreement prepare and mail to Radius stockholders all information as may required to comply with the DGCL, the Securities Act and the Exchange Act.

6.9          No Solicitation.

(a)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither MPMAC nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that MPMAC may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of MPMAC determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of MPMAC. MPMAC will promptly advise Radius if it receives a proposal or inquiry with respect to the matters described above.

(b)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Radius nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Radius may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of Radius determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Radius. Radius will promptly advise MPMAC if it receives a proposal or inquiry with respect to the matters described above.

6.10        Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.11        Notification of Certain Matters.  On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.12        Customary Representations, Assumptions and Qualifications.  MPMAC and its respective Affiliates agree to provide the customary representations, assumptions and qualifications with respect to registration of the shares of MPMAC Common Stock and MPMAC Preferred Stock to be issued in the Merger under the Securities Act.

ARTICLE VII
CONDITIONS

7.1          Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)           No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)           Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Radius Stockholder Vote.

(c)           Section 14(f) Compliance. Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of MPMAC in accordance with said Rule 14f-1.

(d)           Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by MPMAC or Merger Sub of all or a material portion of the business or assets of Radius, or to compel MPMAC or Merger Sub or Radius to dispose of or to hold separately all or a material portion of the business or assets of MPMAC or Merger Sub or of Radius, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e)           Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

(f)            Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Market, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Merger impossible.

(g)                       Recapitalization of Radius.  The Recapitalization (as such term is defined in that certain Series A-1 Convertible Preferred Stock Purchase Agreement by and among Radius and the Investors party thereto dated the date hereof (the “Radius Series A-1 Purchase Agreement”)) and the Stage I Closing (as such term is defined in the Radius Series A-1 Purchase Agreement) shall have been consummated.

7.2          Additional Conditions to Obligation of MPMAC and Merger Sub.  The obligation of MPMAC and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance. The representations of Radius contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Radius shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)           Officers’ Certificate. Radius shall have furnished to MPMAC and Merger Sub a certificate of the Chief Executive Officer and the Treasurer of Radius, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)           Secretary’s Certificate. Radius shall have furnished to MPMAC (i) copies of the text of the resolutions by which the corporate action on the part of Radius necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Radius by its corporate secretary or one of its assistant corporate secretaries certifying to MPMAC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Radius by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Radius executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Radius, (iv) a copy of the Certificate of Incorporation of Radius, certified by the Secretary of State of Delaware, and a certificate from the Secretary of State of Delaware evidencing the good standing of Radius in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals. Radius shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Radius’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Radius or any license, franchise or permit of or affecting Radius.

(e)           Merger Certificate. Radius shall have executed a copy of the Certificate of Merger.

(f)            Stockholder Questionnaire. Each of the Radius stockholders shall have executed and delivered to MPMAC a completed Stockholder Questionnaire that is accurate in all material respects and contains the attestations contemplated in clause (2) of Section 6.7.

(g)           Indemnification of MPMAC Officers and Directors.  Each of the Indemnity Agreements between MPMAC and each of its current and former officers and directors shall be in full force and effect.

(h)           Securities Law Opinion.  Bingham McCutchen LLP, as counsel to MPMAC, shall have issued an opinion, which opinion may be based on customary representations from Radius, MPMAC and their respective stockholders and Affiliates and subject to customary assumptions and qualifications, to the effect that it is not necessary to register the shares of MPMAC Common Stock and MPMAC Preferred Stock to be issued in the Merger under the Securities Act in connection with such issuance in the Merger.

7.3          Additional Conditions to Obligation of Radius.  The obligation of Radius to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations And Compliance. The representations of MPMAC and Merger Sub contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. MPMAC and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)           Officers’ Certificate. MPMAC shall have furnished to Radius a certificate of the Chief Executive Officer and the Chief Financial Officer of MPMAC, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)           Secretary’s Certificate. MPMAC shall have furnished to Radius (i) copies of the text of the resolutions by which the corporate action on the part of MPMAC necessary to approve this Agreement and the Certificate of Merger, the election of the directors of MPMAC to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of MPMAC dated as of the Closing Date certifying to Radius that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of MPMAC by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of MPMAC executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of MPMAC, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of MPMAC in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals. MPMAC and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of MPMAC’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting MPMAC or any license, franchise or permit of or affecting MPMAC.

(e)           MPMAC Certificate of Designation. MPMAC shall have filed the Certificate of Designations and such filing shall have been accepted by the Secretary of State of the State of Delaware.

(f)            Resignations. Each of the non-continuing officers and non-continuing directors of MPMAC immediately prior to the Effective Time shall deliver duly executed resignations from their positions with MPMAC effective immediately after the Effective Time.

(g)           MPMAC Liabilities. Except for MPMAC Professional Fees (which MPMAC Professional Fees shall not exceed $10,000), MPMAC shall have no liabilities.

(h)        Dissenters’ Rights. Holders of no more than [ten (10)] percent of the outstanding shares of Radius Common Stock and Radius Preferred Stock, respectively, shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

(j)            Indemnification of Radius Officers and Directors.  Each of the Indemnity Agreements between Radius and each of its current and former officers and directors shall be in full force and effect.

(k)           Tax Opinion. Bingham McCutchen LLP, counsel to Radius, shall have issued an opinion, which opinion may be based on customary representations from Radius, MPMAC and their respective Affiliates and subject to customary assumptions and qualifications, to the effect that for federal income tax purposes: (i) the Merger will qualify as a reorganization under Section 368(a) of the Code; and (ii) Radius, MPMAC and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

ARTICLE VIII
TERMINATION

8.1          Termination.  This Agreement may be terminated prior to the Effective Date:

(a)           by mutual consent of Radius and MPMAC, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)           by MPMAC, if any representation of Radius set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)           by Radius, if any representation of MPMAC set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)           by MPMAC, if Radius fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)           by Radius, if MPMAC fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)            by Radius, if, following a vote by the stockholders of Radius at the Radius Stockholder Meeting or following a solicitation for written consent of the stockholders of Radius in lieu of the Radius Stockholder Meeting, the Merger and this Agreement are not duly approved by the stockholders of Radius;

(g)           by either Radius or MPMAC if the Closing Date is not on or before September 30, 2011 or such later date as Radius and MPMAC may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement);

(h)           by MPMAC if, after complying with Section 6.9(a) and affording Radius ten (10) business days notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(a) (and, if Radius so elects, after good faith negotiations with Radius during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable MPMAC to proceed with the Merger), the Board of Directors of MPMAC shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by Radius; and

(i)            by Radius if, after complying with Section 6.9(b) and affording MPMAC ten (10) business days notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(b) (and, if MPMAC so elects, after good faith negotiations with MPMAC during such ten business day period to attempt to make adjustments in the terms and conditions of this Agreement as would enable Radius to proceed with the Merger), the Board of Directors of Radius shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by MPMAC.

8.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1 hereof, then (a) this Agreement shall become void and have no effect whatsoever, except that the provisions of Article I (“Definitions”), this Article VIII (“Termination”), Article IX (“General Provisions”) and Section 6.2 (“Expenses”) shall survive any such termination, (b) no party hereto shall have any liability hereunder arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of Section 6.3(b) - (e) hereof.

ARTICLE IX
GENERAL PROVISIONS

9.1          Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Radius:	Radius Health, Inc.
201 Broadway, 6th floor
Cambridge, MA 02139
Attn: Richard Lyttle

With copies to:	Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Facsimile: 617-951-8736
Telephone: 617-951-8000
Attn: Julio E. Vega, Esq. and Matthew J. Cushing, Esq.

If to MPMAC	MPM Acquisition Corp.
or Merger Sub:	MPM Asset Management LLC
300 Technology Square, Fifth Floor
Cambridge, MA 02139
Facsimile: 617-551-4701
Telephone: 617-551-4700
Attn: Nick Harvey

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2          No Survival.  The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that, if the Effective Time occurs, the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3(d)) will survive the Effective Time indefinitely.

9.3          Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5          Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6          Waiver.  At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7          Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8          Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9          Third Party Beneficiaries.  Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10        Governing Law.  This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11        Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12        Disclosure in Schedules.  For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of MPMAC and Radius hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank - Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

RADIUS HEALTH, INC.

By:	/s/ C. Richard Lyttle
	Name:	C. Richard Lyttle
	Title:	President

MPM ACQUISITION CORP.

By:	/s/ C. Richard Lyttle
	Name:	C. Richard Lyttle
	Title:	President

RHI MERGER CORP.

By:	/s/ C. Richard Lyttle
	Name:	C. Richard Lyttle
	Title:	President

Signature Page to

Agreement and Plan of Merger